Exhibit 10.1

NON-SOLICITATION AGREEMENT

This Non-Solicitation Agreement (this “Agreement”) is entered into on December 20, 2012 (the “Effective Date”), among Access Midstream Partners, L.P. (“ACMP”) (the “Gatherer”) and Chesapeake Midstream Development, L.L.C. (“CMD”), Chesapeake Operating, Inc., Chesapeake Energy Marketing, Inc. and Chesapeake Energy Corporation (collectively, the “Producers”). The Gatherer and the Producers are referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.	CMD and ACMP have entered into that certain Unit Purchase Agreement dated as of December 11, 2012 (the “Purchase Agreement”) pursuant to which ACMP would purchase from CMD, and CMD would sell to ACMP, 100% of the issued and outstanding equity interests of Chesapeake Midstream Operating, L.L.C., subject to the terms and conditions set forth therein.

B.	In connection with the Purchase Agreement, CMD and ACMP have entered into a Master Confidentiality Agreement regarding the sharing and use of confidential information.

C.	Gatherer owns and operates the Gathering Systems.

D.	Gatherer and Producers (or their respective Affiliates) are parties to the gas gathering agreements entered into prior to the date hereof (“Existing Gathering Agreements”) , and are entering into additional gas gathering agreements on the date hereof (the “CMO Gathering Agreements,” and collectively with the Existing Gas Gathering Agreements , the “Gathering Agreements,” all of which are listed on Schedule A hereto) and are terminating certain long-term mutual exclusivity and non-compete arrangements entered into as part of certain Existing Gathering Agreements.

E.	Under the Gathering Agreements, Producers have agreed to procure gathering, compression, dehydration, and treating services for Gas produced in the Dedicated Areas exclusively from Gatherer, on the terms and subject to the conditions in the Gathering Agreements.

F.	In order to induce CMD to enter into the Purchase Agreement, and as additional consideration for the Producers performing their respective obligations under the Gathering Agreements the Parties have agreed to certain covenants as provided herein.

Agreements:

NOW, THEREFORE, in consideration of the covenants made in this Agreement and the Gathering Agreements, the Parties agree to the following terms and conditions:

1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

“ACMP” has the meaning given in the preamble.

“Affiliates” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is otherwise under common Control with such Person, whether by contract, voting power or otherwise.

“Agreement” has the meaning given in the preamble.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order or other pronouncement, action or requirement of any Governmental Authority.

“CMD” has the meaning given in the preamble.

“Control” (and the correlative terms “Controlling,” “Controlled,” “Controlled by” and “under common Control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Dedicated Area” means each “Dedication Area” covered by each Gathering Agreement, as listed on Schedule A hereto.

“Dedicated Areas” means each Dedicated Area taken collectively.

“Dedicated Properties” means all interests of Producers and their Controlled Affiliates (and their successors and assigns) in oil, gas, or mineral leases, contractual agreements, or other legal rights, insofar, and only insofar as such interests cover lands located within the Dedicated Areas, owned on the Effective Date.

“Effective Date” has the meaning given in the preamble.

“Gas” means a mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Gathering Agreements” has the meaning given in the recitals.

“Gathering Systems” means the Gas gathering or pipeline systems and related facilities owned and operated by Gatherers or their Affiliates in the Dedicated Areas.

“Offer” has the meaning given in Section 3.

“Party” and “Parties” have the meanings given in the preamble.

“Working Interest Owner Gas” means all Gas owned or controlled by any Person (other than the Producers and their Controlled Affiliates) and produced from the Dedicated Properties through wells with a surface location within the Dedicated Areas.

2. Non-Solicitation Agreement. During the period which begins on the Effective Date, and which ends on the date two years following the Effective Date (on which date this Agreement shall terminate and shall thereafter be of no further force or effect, without the need for any further action whatsoever by any party), neither Gatherer nor any of its Controlled Affiliates shall actively solicit on its own behalf or on behalf of any other party, from any owner of a working interest in any gas well that is operated by any Producer or any of its Controlled Affiliates with a surface location within any Dedicated Area, the purchase of any gas produced from such well.

3. Remedies for Violation of Noncompete. The Parties recognize that the covenants and obligations in Section 2 relate to special and unique matters, and the conditions and restraints herein are necessary for the reasonable protection of the respective Parties and are reasonable as to subject matter, length of time and geographic area. The Parties further acknowledge and agree that a violation of any of the terms hereof by any Party or its Controlled Affiliates would cause irreparable injury to such Party in an amount that would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the other Party or their Controlled Affiliates of any of the covenants in Section 2, and each Party shall have the right of injunctive relief requiring specific performance by the breaching Party of its obligations under Section 2, and the Parties hereby consent and agree to the entry of such injunctive relief.

4. Invalidity of Duration or Scope. The Parties acknowledge their belief and agreement that the duration and scope of the covenants set forth herein are fair and reasonable. If any restriction contained in this Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable in any particular area or jurisdiction, or to be enforceable in such area or jurisdiction only if modified in duration or scope, each of the Parties agrees that:

(a)	this Agreement shall be automatically amended and modified in duration or scope, without any further action by any of the Parties, so as to provide the maximum duration and/or scope enforceable in accordance with Applicable Law;

(b)	the reviewing court is authorized and empowered to rewrite any such unenforceable provision in a manner which will result in such restriction being enforceable; and

(c)	the terms and provisions of this Agreement shall remain in full force and effect, as originally written, in all other areas and jurisdictions.

5. Miscellaneous. Article 9 of the Purchase Agreement will apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Marketing and Transportation Agreement effective as of the Effective Date.

ACCESS MIDSTREAM PARTNERS, L.P.

By: ACCESS MIDSTREAM GP, L.L.C., its General Partner

By:	/s/ J. Mike Stice
Name:	J. Michael Stice
Title:	Chief Executive Officer

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and Chief Financial Officer

CHESAPEAKE OPERATING, INC.

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and Chief Financial Officer

CHESAPEAKE ENERGY MARKETING, INC.

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and Chief Financial Officer

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE A

Contract	Dates	Producers	Gatherer

1. Eagle Ford	TBD	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake Exploration L.L.C.	Mockingbird Midstream Gas Services, L.L.C.

2. Niobrara	TBD	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake AEZ Exploration L.L.C. • Chesapeake Exploration L.L.C.	Jackalope Gas Gathering Services, L.L.C.

3. Utica	TBD	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake Exploration, L.L.C. • CHK Utica L.L.C.	Utica Gas Services, L.L.C.

4. Haynesville	TBD	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake Louisiana L.P. • Empress, L.L.C.	Louisiana Midstream Gas Services, L.L.C.

5. Marcellus	TBD	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake Appalachia, L.L.C.	Mid-Atlantic Gas Services, L.L.C

6. Barnett/MidCon	January 25, 2010 effective as of February 1, 2010	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Chesapeake Exploration L.L.C. • Chesapeake Louisiana L.P. • DDJET Limited LLP	Chesapeake Midstream Partners, L.L.C.,

Contract	Dates	Producers	Gatherer

7. Springridge	December 21, 2010 (effective as of November 30, 2010)	• Chesapeake Energy Marketing, Inc. • Chesapeake Operating, Inc. • Empress, L.L.C. • Chesapeake Louisiana L.P.	Magnolia Midstream Gas Services, L.L.C.,

8. Anchor Shipper Gas Gathering Agreement for Marcellus	Effective January 1, 2012	• Chesapeake Energy Marketing, Inc. • Chesapeake Exploration, L.L.C.	Appalachia Midstream Gas Services, L.L.C.

9. Anchor Shipper Gas Gathering Agreement for Northern Pennsylvania	Effective January 1, 2012	• Chesapeake Energy Marketing, Inc. • Chesapeake Exploration, L.L.C.	Appalachia Midstream Gas Services, L.L.C.

10. Gas Gathering Contract	Executed August 20, 2012, to be effective as of January 1, 2012	• Chesapeake Energy Marketing, Inc. • Chesapeake Exploration, L.L.C. • CHK Utica, L.L.C.	Cardinal Gas Services, L.L.C.